[Form of Tax Opinion]

            , 201

First American Minnesota Municipal Income Fund II, Inc. P.O. Box 1330 Minneapolis, Minnesota 55440	Minnesota Municipal Income Portfolio Inc. P.O. Box 1330 Minneapolis, Minnesota 55440

Nuveen Minnesota Municipal Income Fund 333 West Wacker Drive Chicago, Illinois 60606

Re:	Reorganization of First American Minnesota Municipal Income Fund II, Inc. and Minnesota Municipal Income Portfolio Inc. into Nuveen Minnesota Municipal Income Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Merger dated as of             , 2014 by and among First American Minnesota Municipal Income Fund II, Inc., a Minnesota corporation, Minnesota Municipal Income Portfolio Inc., a Minnesota corporation (each a “Target Fund” and collectively, the “Target Funds”), Nuveen Minnesota Municipal Income Fund, a newly created Massachusetts business trust (the “Acquiring Fund”), NMMIF Merger Sub, LLC, a Massachusetts limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund (“Merger Sub”), U.S. Bancorp Asset Management, Inc., the investment adviser to the Target Funds, and Nuveen Fund Advisors, LLC, a sub-adviser to the Target Funds (the “Plan”). The Target Funds and the Acquiring Fund are each referred to herein as a “Fund” and collectively as the “Funds.”

The Plan contemplates (i) the merger pursuant to applicable state law of each Target Fund with and into Merger Sub with Merger Sub surviving and the conversion of the common stock of each Target Fund into voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”) and the conversion of the Variable Rate MuniFund Term Preferred Shares (“VMTP Shares”) of each Target Fund into voting VMTP Shares, par value $0.01 per share and liquidation preference $100,000 per share, of the Acquiring Fund having all the various rights, preferences and privileges set forth in the Statement Establishing and Fixing the Rights and

First American Minnesota Municipal Income Fund II, Inc.

Minnesota Municipal Income Portfolio Inc.

Nuveen Minnesota Municipal Income Fund

                    , 201

Preferences of VMTP Shares (“Acquiring Fund VMTP Shares” and together with Acquiring Fund Common Shares, “Acquiring Fund Shares”) (each, a “Merger” and collectively, the “Mergers”) followed by (ii) the complete liquidation of Merger Sub into the Acquiring Fund whereupon Merger Sub will distribute its assets to the Acquiring Fund and the Acquiring Fund will assume the liabilities of Merger Sub in complete liquidation and dissolution of Merger Sub (the “Liquidation”). The Mergers and the Liquidation are referred to collectively herein as the “Reorganization.”

In rendering this opinion, we have examined the Plan and have reviewed and relied upon (i) representations made to us by duly authorized officers of the Funds in letters dated             , 201   and (ii) the opinion of K&L Gates LLP dated             , 201_ regarding the Acquiring Fund VMTP Shares issued in the Mergers being treated as equity for federal income tax purposes (the “Equity Opinion”). We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) and as of the date and time of the Liquidation and (ii) the Acquiring Fund VMTP Shares issued in the Mergers will be treated as equity for federal income tax purposes, which assumption is consistent with the Equity Opinion. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Merger, that for U.S. federal income tax purposes:

1.          The merger of the Target Fund with and into Merger Sub pursuant to applicable state laws will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the merger.

First American Minnesota Municipal Income Fund II, Inc.

Minnesota Municipal Income Portfolio Inc.

Nuveen Minnesota Municipal Income Fund

                    , 201

2.          No gain or loss will be recognized by the Acquiring Fund or Merger Sub upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws or upon the liquidation of Merger Sub. (Section 1032(a) of the Code).

3.          No gain or loss will be recognized by the Target Fund upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws. (Sections 361(a) and (c) and 357(a) of the Code).

4.          No gain or loss will be recognized by the Target Fund’s shareholders upon the conversion of all their shares of the Target Fund solely into Acquiring Fund Shares in the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws or upon the liquidation of Merger Sub, except with respect to any cash received in lieu of a fractional Acquiring Fund Common Share. (Section 354(a) of the Code).

5.          The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the merger (including any fractional Acquiring Fund Common Share to which a Target Fund shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares that were converted into such Acquiring Fund Shares. (Section 358(a)(1) of the Code).

6.          The holding period of the Acquiring Fund Shares received by each Target Fund shareholder (including any fractional Acquiring Fund Common Share to which a shareholder would be entitled) in the merger will include the period during which the shares of the Target Fund exchanged for Acquiring Fund Shares were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time of the merger. (Section 1223(1) of the Code).

7.          The basis of the assets of the Target Fund received by Merger Sub in the merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time of the merger. (Section 362(b) of the Code).

8.          The holding period of the assets of the Target Fund received by Merger Sub in the merger will include the period during which those assets were held by the Target Fund. (Section 1223(2) of the Code).

First American Minnesota Municipal Income Fund II, Inc.

Minnesota Municipal Income Portfolio Inc.

Nuveen Minnesota Municipal Income Fund

                    , 201

Notwithstanding anything to the contrary herein, we express no opinion as to (a) the federal income tax consequences of payments to shareholders of a Target Fund who exercise dissenters’ rights or (b) the effect of the Reorganization on a Target Fund, the Acquiring Fund, Merger Sub or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Each Target Fund’s common shares are listed and traded on the New York Stock Exchange MKT. Each Target Fund currently has outstanding VMTP Shares, Series 2017. All the outstanding common shares and VMTP Shares of each Target Fund are treated as equity for federal income tax purposes. Each Target Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Merger occurs.

The Acquiring Fund is a newly created Massachusetts business trust that will not have carried on any business activities prior to the Effective Time except as necessary to effect the Mergers. The Acquiring Fund will be registered and will be operated after the Effective Time as a closed-end management investment company under the 1940 Act. As part of the Mergers, the Acquiring Fund will issue Acquiring Fund Common Shares that will be listed and traded on the New York Stock Exchange and Acquiring Fund VMTP Shares, Series 2017. The Acquiring Fund Common Shares and Acquiring Fund VMTP Shares to be issued in the Mergers will be treated as equity for federal income tax purposes. The Acquiring Fund is treated as a corporation for federal income tax purposes, will elect to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Mergers occur, and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Mergers occur.

First American Minnesota Municipal Income Fund II, Inc.

Minnesota Municipal Income Portfolio Inc.

Nuveen Minnesota Municipal Income Fund

                    , 201

Merger Sub is a newly formed Massachusetts limited liability company and a wholly-owned subsidiary of the Acquiring Fund that has been disregarded as an entity separate from its owner within the meaning of section 301.7701-3 of the Treasury Regulations since the date of its organization. Merger Sub has not elected, and will not elect, to be classified, with effect as of or prior to the Liquidation, as an association taxable as a corporation pursuant to section 301.7701-3 of the Treasury Regulations.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, each Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and the common stock of each Target Fund will be converted into Acquiring Fund Common Shares and the VMTP Shares of each Target Fund will be converted into Acquiring Fund VMTP Shares. Each share of common stock of a Target Fund outstanding immediately prior to the Effective Time will be converted into a number of Acquiring Fund Common Shares equal to the quotient of the net asset value per common share of such Target Fund as of the Valuation Time (as defined in the Plan) divided by the net asset value of an Acquiring Fund Common Share (as determined under the Plan). Each VMTP Share of a Target Fund will be converted into one Acquiring Fund VMTP Share. The Acquiring Fund VMTP Shares issued pursuant to each Merger will have the same liquidation preference and substantially the same terms as the VMTP Shares of the corresponding Target Fund outstanding at the Effective Time. No fractional Acquiring Fund Common Shares will be issued in connection with a Merger. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Common Shares, will aggregate all fractional Acquiring Fund Common Shares and sell the resulting whole on the New York Stock Exchange for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

As a result of each Merger, every common shareholder of the Target Fund will own Acquiring Fund Common Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund common shares held by such shareholder as of the Valuation Time and each holder of Target Fund VMTP Shares will own Acquiring Fund VMTP Shares with an aggregate liquidation preference and value as of the Effective Time equal to the aggregate liquidation preference and value of the Target Fund VMTP Shares held by such shareholder as of the Effective Time.

First American Minnesota Municipal Income Fund II, Inc.

Minnesota Municipal Income Portfolio Inc.

Nuveen Minnesota Municipal Income Fund

                    , 201

After the Effective Time, Merger Sub will dissolve under applicable state law and the Acquiring Fund will assume all of Merger Sub’s liabilities and obligations, known or unknown, contingent or otherwise, whether or not determinable, and Merger Sub will distribute to the Acquiring Fund, which will be the sole member of Merger Sub at such time, all the assets of Merger Sub in complete liquidation of its interest in Merger Sub in accordance with a plan of dissolution adopted by Merger Sub.

Following the Reorganization, the Acquiring Fund will continue each Target Fund’s historic business or use a significant portion of each Target Fund’s historic business assets in its business. At the Effective Time, at least thirty-four percent (34%) of each Target Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund and at least thirty-four percent of each Target Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the other Target Fund. Neither Target Fund will alter its portfolio in connection with the Reorganization to meet the thirty-four percent (34%) threshold and neither Target Fund modified any of its investment objectives, strategies, policies, risks or restrictions in connection with the Reorganization. The Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization.

In approving the Reorganization, the Board of Trustees or Directors, as applicable, of each Fund (the “Boards”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and the Boards of the Target Funds determined that the interests of the shareholders of its respective Fund will not be diluted as a result of the Reorganization. In making such determination, the Boards considered the similarities and differences in the Funds’ investment objectives and principal investment strategies, economies of scale and the possibility of improved secondary market trading.

CONCLUSION

Based on the foregoing, it is our opinion with respect to each Merger that the merger under applicable state law of a Target Fund with and into Merger Sub with Merger Sub surviving, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Funds, the Acquiring Fund and Merger Sub, (ii) the basis and holding period of the assets received by Merger Sub, (iii) the nonrecognition of gain or loss by each Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of fractional shares, and (iv) the basis and holding

First American Minnesota Municipal Income Fund II, Inc.

Minnesota Municipal Income Portfolio Inc.

Nuveen Minnesota Municipal Income Fund

                    , 201

period of the Acquiring Fund Shares received by each Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds solely for their benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.

[continued on following page]

First American Minnesota Municipal Income Fund II, Inc.

Minnesota Municipal Income Portfolio Inc.

Nuveen Minnesota Municipal Income Fund

                    , 201

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-196061) containing the Joint Proxy Statement/Prospectus dated             , 2014 relating to the Reorganization filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

VEDDER PRICE P.C.

FEDERAL TAX NOTICE: This notice is to inform you that (i) this opinion letter is written to support the promotion and marketing by others of the transactions or matters addressed herein and (ii) any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.